Exhibit 4.1
CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
GEOEYE, INC.
          GeoEye, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by Article IV of the Certificate of Incorporation of the Company, and pursuant to Section 151 of the DGCL, the Board of Directors of the Company adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $0.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of eighty thousand (80,000) shares of Series A Convertible Preferred Stock of the Company, as follows:
          RESOLVED, that the Company is authorized to issue eighty thousand (80,000) shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), which shall have the following powers, designations, preferences and other special rights:
          (1) Preferred Dividends. The holders of the Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive cumulative dividends (“Dividends”) at the Dividend Rate payable on the Liquidation Preference of such Preferred Shares as of the applicable Dividend Date (or, for the initial Dividend Period, as of the Initial Issuance Date). Dividends on the Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable in arrears on January 1, April 1, July 1, and October 1 (each, a “Dividend Date” and each such quarterly period (or shorter period in the case of the first such period following the Initial Issuance Date) being a “Dividend Period”) with the first Dividend Date being October 1, 2010. If a Dividend Date is not a Business Day, then the Dividend shall be payable on the Business Day immediately following such Dividend Date. At the Company’s option, dividends may be declared and paid in cash out of funds legally available therefor, when, as and if declared by the Company; provided that if Dividends are not declared and paid in cash on any Dividend Date for the immediately preceding Dividend Period, then such Dividend shall automatically accrue and be added to the Liquidation Preference as of such Dividend Date, whether or not declared by the Board and whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such Dividends. On each Dividend Date, if the Company does not have current or accumulated “earnings and profits” within the meaning of Sections 301 and 312 of the Internal Revenue Code of 1986, as amended, through such Dividend Date, the Company shall not withhold any amount of the applicable Dividend in respect of U.S. federal income tax.
          (2) Participation in Common Dividends. In addition to the Dividends provided in Section 1, in the event of any dividend or distribution declared on or paid on the Common Stock (other than a dividend or distribution in Common Shares that results in an adjustment under Section 3(e)(ii)), the Holders shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein (including Section 14) or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.
          (3) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 3.
     (a) Holder’s Conversion Right. Subject to the provisions of Section 14, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accrued but unpaid Dividends per Preferred Share, into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate.
     (b) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 3(a) shall be determined according to the following formula (the “Conversion Rate”):
Conversion Amount
Conversion Price
No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.
     (c) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:
     (i) Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on a date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 17) (the “Preferred Stock Certificates”).
     (ii) Company’s Response. Upon receipt by the Company of a Conversion Notice, the Company shall (A) as soon as practicable, but in any event within one (1) Trading Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer

Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), (X) provided the Transfer Agent is participating in the The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.
     (iii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.
     (iv) Company’s Failure to Timely Convert.
     (A) Cash Damages. If (x) within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares or (y) within three (3) Trading Days of the Company’s receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 3(c)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement, the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the

Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to one (1.0%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a new Preferred Stock Certificate to the Holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate. If any such cash damages described above are not paid when due in cash, then the amount of such cash damages shall (unless the Required Holders shall have given notice to the Company otherwise) automatically accrue and be added to the Liquidation Preference as of such due date. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Shares as required pursuant to the terms hereof.
     (B) Void Conversion Notice. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 3(c)(iv)(A) or otherwise.
     (v) Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 19.
     (vi) Book-Entry. Upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company. In the event some, but not all of the Preferred Shares represented by a certificate physically surrendered are converted, the Company shall issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted as required by Section 3(c)(ii). The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error and subject, if applicable to the procedures set forth in Section 19. Each certificate for Preferred Shares shall bear the following legend:
ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.
     (d) Taxes.
     (i) Any and all payments made by the Company hereunder, including any amounts received on a conversion or redemption of the Preferred Shares, must be made by it without any Tax Deduction, unless required by law. If the Company is required by applicable law to make a Tax Deduction (or in connection therewith that there is a change in the applicable law with respect to rate or the basis of such Tax Deduction), it must notify the affected Holders promptly.
     (ii) If the Company is required by applicable law to make a Tax Deduction, it must make the minimum Tax Deduction allowed by such applicable law and must make any payment required in connection with that Tax Deduction within the time allowed by such applicable law.
As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom such Tax Deduction was paid.
     (iii) In addition, the Company agrees to pay in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Preferred Shares (“Other Taxes”). As soon as practicable after making a payment of Other Taxes, the Company must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.
     (iv) The obligations of the Company under this Section 3(d) shall survive any payment for the Preferred Shares and all other amounts payable hereunder.
     (e) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 3(e).
     (i) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Effective Date, the Company issues or sells, or in accordance with this Section 3(e)(i) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding Excluded Securities) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Closing Sale Price in effect immediately prior to such issuance (other than such issuances or sales pursuant to an underwritten public offering for which the Applicable Price is less than such Closing Sale Price solely on account of customary selling concessions and discounts) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Conversion Price in effect immediately prior to such Dilutive Issuance and (y) the quotient of (1) the sum of (I) the product of the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance and (II) the consideration, if any, received by the Company from such Dilutive Issuance, divided by (2) the sum of (I) the product of (x) the Conversion Price in effect immediately prior to such Dilutive Issuance multiplied by (y) the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the product of (x) the number of shares of Common Stock sold in such Dilutive Issuance or deemed to be outstanding pursuant to Sections 3(e)(i)(A) and 3(e)(i)(B) with respect to such Dilutive Issuance, as applicable, and (y) the Applicable Price. For purposes of determining the adjusted Conversion Price under this Section 3(e)(i), the following shall be applicable:

     (A) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then each such share of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 3(e)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.
     (B) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then each such share of Common Stock underlying such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 3(e)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 3(e)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.
     (C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(e)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Effective Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.
     (D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Black Scholes Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company less (II) the Black Scholes Value of such Options. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt of such securities. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined in accordance with Section 19.
     (E) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
     (ii) Pro Rata Distributions Prior to Initial Issuance Date. If the Company shall distribute to holders of Common Stock any assets (including cash dividends or other dividends or notes, rights or warrants to subscribe for or purchase any security other than the Common Stock) with a record date for determining the holders entitled to such distribution at any time after the Effective Date and prior to the Initial Issuance Date, then in each such case the Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Conversion Price then in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution and (y) the quotient of (I) the Closing Sale Price on such record date less the then per share fair value at such record date of the assets so distributed applicable to one outstanding share of the Common Stock, divided by (II) the Closing Sale Price on such record date. For purposes of this Section 3(e)(ii), fair value shall be determined in accordance with Section 3(e)(i)(D).
     (iii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price and Conversion Floor Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Effective Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price and Conversion Floor Price in effect immediately prior to such combination will be proportionately increased.
     (iv) Floor Price. Notwithstanding the foregoing, no adjustment pursuant to Section 3(e)(i) or 3(e)(ii) shall cause the Conversion Price to be less than $25.55, as such amount may be adjusted pursuant to Section 3(e)(iii) (the “Conversion Floor Price”). The limitations set forth in this Section 3(e)(iv) shall no longer apply if the Company shall have sought and obtained an affirmative vote of its stockholders in accordance with applicable law and the rules and regulations of the Principal Market to permit adjustments to the Conversion Price as set forth in this Certificate of Designations without regard to the limitations set forth in this Section 3(e)(iv).
     (v) Events Prior to Initial Issuance Date; Other Events. With respect to any events giving rise to an adjustment under the provision of this Section 3(e) that occur after the Effective date and before the Initial Issuance Date, the applicable adjustment shall be made effective on the Initial Issuance Date. If any event occurs of the type contemplated by the provisions of this Section 3(e) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 3(e).
     (f) Notices.
     (i) Immediately upon any adjustment of the Conversion Price pursuant to Section 3(e), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 19.
     (ii) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

     (iii) The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.
          (4) Redemption at the Option of the Company.
     (a) Option. If at any time after the sixth (6th) anniversary of the Initial Issuance Date, (i) the Weighted Average Price of the Common Stock listed on the Principal Market exceeds 175% of the Conversion Price then in effect for a period of thirty (30) consecutive Trading Days immediately preceding the Company Optional Redemption Notice Date and (ii) no Equity Conditions Failure has occurred, the Company shall have the right to redeem at its option all, but not less than all, of the Preferred Shares; provided, that (i) the Company may redeem less than all of the Preferred Shares only upon written consent of the Required Holders and (ii) the Company may not redeem any Preferred Shares that the Holders (x) are not permitted to convert pursuant to Section 14, except to the extent the Initial Holder is not permitted to convert pursuant to Section 14 due to the Initial Holder acquiring Voting Stock or Common Stock after March 19, 2010 other than through the Preferred Shares or the Common Stock issued or issuable upon conversion thereof (e.g., as a result of adjustments pursuant to Section 3(e) or stock dividends in which the Initial Holder participates pursuant to Section 2 and similar actions with respect to the Common Stock) without the consent of the Company or (y) would not be able to convert due to a failure by the Company to have sufficient authorized and unissued shares of Common Stock reserved for issuance upon conversion of Preferred Shares equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each Preferred Share called for redemption (a “Company Optional Redemption”). Subject to the consent of the Required Holders in the preceding sentence, in the event the Company redeems pursuant to clause (i) or (ii) above less than all of the Preferred Shares held by the Holders the Company shall redeem such Preferred Shares on a pro rata basis determined by the aggregate number of shares of Preferred Stock held by each Holder.
     (b) Redemption Price and Payment. The Preferred Shares to be redeemed on the Company Optional Redemption Date pursuant to this Section 4 shall be redeemed by the Company by paying for each such Preferred Share, in cash, out of any assets of the Company legally available therefor, an amount equal to the Liquidation Preference plus Accrued Dividends as of the Company Optional Redemption Date (the “Redemption Price”).
     (c) Mechanics of Redemption. The Company may exercise its right to require redemption under this Section 4 by delivering an irrevocable written notice thereof by facsimile and overnight courier to all, but not less than all, of the Holders (the “Company Optional Redemption Notice” and the date all of the Holders received such notice is referred to as the “Company Optional

Redemption Notice Date”). To the extent the Company, subject to consent of the Required Holders, did not redeem all of the Preferred Shares held by the Holders on its initial distribution of the Company Optional Redemption Notice, the Company may deliver an additional Company Optional Redemption Notice hereunder (subject to the conditions set forth herein) and such additional Company Optional Redemption Notice shall also be irrevocable. The Company Optional Redemption Notice shall (i) state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be less than thirty (30) Trading Days nor more than sixty (60) Trading Days following the Company Optional Redemption Notice Date, (ii) the Redemption Price, (iii) certify that there has been no Equity Conditions Failure, (iv) certify that the Company has sufficient authorized and unissued shares of Common Stock equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each Preferred Share called for redemption and (v) confirm that such redemption shall only apply with respect to such Preferred Shares that the Holders are permitted to convert pursuant to Section 14. Notwithstanding anything to the contrary in this Section 4, at any time prior to the date the Company Optional Redemption Price is paid, in full, the Preferred Shares subject to redemption pursuant to a Company Optional Redemption Notice may be converted, in whole or in part, by the Holders into shares of Common Stock pursuant to Section 3.
          (5) Protective Redemption. Prior to any redemption of Preferred Shares pursuant to paragraph (c) of Article IV of the Certificate of Incorporation (the “Protective Redemption Provisions”), the Holders shall first be given no less than 20 Trading Days written notice prior to the exercise of the Protective Redemption Provisions, the Preferred Shares subject to redemption under the Protective Redemption Provisions may be converted, in whole or in part, by the Holder into shares of Common Stock. To the extent the Board may elect under paragraph (c)(5) of the Protective Redemption Provisions which Redeemable Holders (as such term is defined in the Certificate of Incorporation) shall be subject to a Protective Redemption (as such term is defined in the Certificate of Incorporation), the Board shall, except to the extent as may be prohibited by applicable Law, first elect to redeem the Voting Stock of Redeemable Holders other than the holders of Preferred Shares and Common Stock issued upon conversion thereof and only in the event that after giving effect to such redemptions additional redemptions are still necessary to prevent the loss of or to reinstate the applicable Licenses (as such term is defined in the Certificate of Incorporation) subject to License Qualifications (as such term is defined in the Certificate of Incorporation) which give rise to the redemptions may the Board thereafter elect to redeem the Preferred Shares or Common Stock issued upon conversion thereof. In the event of any redemption of Preferred Shares pursuant to the Protective Redemption Provisions, the fair market value of the Preferred Shares determined under paragraph (c)(6) of the Protective Redemption Provisions shall, at the election of the Required Holders, be determined pursuant to Section 19; provided that such fair market value of the Preferred Shares shall be determined assuming that the Company makes all redemptions necessary to prevent the loss of or to reinstate the applicable Licenses subject to License Qualifications which give rise to the redemptions. In the event of any redemption of Preferred Shares pursuant to the Protective Redemption Provisions, the Company shall pay the redemption price in full in cash, and shall not use any election under paragraph (c)(7) of the Protective Redemption Provisions to pay any portion of the redemption price in notes. The foregoing rights are in addition to and not in substitution of the rights of holders of Voting Stock set forth in the Protective Redemption Provisions.
          (6) Change of Control. No sooner than thirty (30) Trading Days nor later than fifteen (15) Trading Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holders (a “Change of Control Notice”). At any time during the period beginning after a Holder’s receipt of a Change of Control Notice and ending on the date that is the later of (x) twenty (20) Trading Days after delivery of the Change of Control Notice and (y) five (5) Trading Days after the consummation of such Change of Control, such Holder may require the Company to redeem all or any portion of such Holder’s Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to require the Company to redeem. Any Preferred Shares subject to redemption pursuant to this Section 6 shall be redeemed by the Company in cash at a price equal to the greater of (i) 115% of the Conversion Amount being redeemed and (ii) (1) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the aggregate cash consideration and the aggregate fair value of any non-cash consideration per share of Common Stock to be paid to the holders of Common Stock upon consummation of the Change of Control (provided that (x) the fair value of any such non-cash consideration consisting of publicly traded securities to be valued at the greatest Closing Sale Price of such securities during the period commencing on the Trading Day immediately prior to the public announcement of such Change of Control and ending as of the Trading Day immediately prior to the consummation of such Change of Control and (y) fair value shall otherwise be determined in accordance with Section 3(e)(i)(D)) by (II) the Conversion Price (the “Change of Control Redemption Price”). The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company’s receipt of such notice otherwise (the “Change of Control Redemption Date”). Notwithstanding anything to the contrary in this Section 6, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 6 may be converted, in whole or in part, by the Holder into shares of Common Stock (or in the event the Conversion Date is after the consummation of the Change of Control, such substitute securities as provided pursuant to Section 16). The parties hereto agree that in the event of the Company’s redemption of any of the Preferred Shares under this Section 6, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 6 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption. If the Company fails to pay the Change of Control Redemption Price in full when due in accordance with this Section 6, the Company will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Change of Control Redemption Price, plus all such interest thereon, is paid in full. Notwithstanding the foregoing, in the event a Change of Control Notice is delivered pursuant to this Section 6 at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming the Preferred Shares subject to redemption pursuant to this Section 6, the Company will use its best efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 6. In the event of a Private Cash Acquisition, the Required Holders shall be deemed to have given a Change of Control Redemption Notice, provided that the Company and acquiring entity, as applicable, have complied in all respects with the requirements of the definition of “Private Cash Acquisition”.
     (7) Reservation of Shares.
     (a) The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to 150% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each such Preferred Share as of the Initial Issuance Date. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than 150% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversion herein (including Section 14) or elsewhere) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares (other than pursuant to a transfer of Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.
     (b) Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one hundred-twenty (120) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.
          (8) Voting Rights. Subject to Section 14, each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder’s Preferred Shares would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.
          (9) Observer Rights. Until the date, if any (the “Board Observer Termination Date”), that the Initial Holder and its Affiliates do not have either beneficial ownership of not less than fifty percent (50%) of the Preferred Shares (or an equivalent amount of Common Stock issued upon conversion thereof) or beneficial ownership of Common Stock (including on account of ownership of Preferred Shares or other instruments directly or indirectly convertible into or exchangeable or exercisable for Common Stock) representing in the aggregate not less than 5% of the number of shares of Common Stock outstanding at such time immediately after giving effect to such conversion of such Preferred Shares or other instruments beneficially owned by the Initial Holder and its Affiliates, the Initial Holder shall have the right to designate a board observer to the Board of Directors of the Company, which observer shall be a U.S. citizen (who may be an employee or consultant of the Initial Holder and its Affiliates). The rights of the Initial Holder under this Section 9 shall terminate upon the Board Observer Termination Date. The Company shall invite the board observer to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such board observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that (i) such board observer shall agree to hold all information so provided in confidence and trust to the same extent members of the Board of Directors are required to do so and (ii) such board observer may, upon request of the Board of Directors that includes an explanation of the basis of such request, be excluded solely from the portion of a meeting of the Board of Directors during which the Board of Directors discusses or deliberates regarding any agreements or transactions between the Initial Holder or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that would constitute, or would reasonably be expected to constitute, a “transaction with related persons, promoters and certain control persons” under Item 404 of Regulation S-K.
          (10) Board Representation. Until the date, if any (the “Board Member Termination Date”), that the Initial Holder and its Affiliates do not have either beneficial ownership of not less than fifty percent (50%) of the Preferred Shares (or an equivalent amount of Common Stock issued upon conversion thereof) or beneficial ownership of Common Stock (including on account of ownership of Preferred Shares or other instruments directly or indirectly convertible into or exchangeable or exercisable for Common Stock) representing in the aggregate not less than seven and one-half (7.5%) of the number of shares of Common Stock outstanding at such time immediately after giving effect to such conversion of such Preferred Shares or other instruments beneficially owned by the Initial Holder and its Affiliates, the Initial Holder shall have the right to designate one member for appointment to the Board of Directors of the Company, which designee shall be a U.S. citizen (who may be an employee or consultant of the Initial Holder and its Affiliates) who has experience in the defense industry, whether as a governmental official or as an executive, director or consultant to private companies in the defense sector. The rights of the Initial Holder under this Section 10 shall terminate upon the Board Member Termination Date. The Company agrees to take all actions necessary to ensure the appointment of any such designee (and any replacement designee, as applicable) to the Board of Directors.
          (11) Approval Rights. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may:
     (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation, this Certificate of Designation or the Company’s bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;
     (b) increase or decrease (other than by conversion) the authorized number of shares of Preferred Shares;
     (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company;
     (d) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees) or any other Capital Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company;
     (e) effect any Liquidation Event;
     (f) declare or pay any dividend or make any other payment or distribution on account of the Company’s Capital Stock of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, other than dividends with respect to which the holders of Preferred Shares are entitled to participate pursuant to Section 2;
     (g) take any action that would reasonably result in the suspension from trading or failure of the Common Stock to be listed on an Eligible Market other than as the result of a Private Cash Acquisition, unless pursuant to Section 16 the Preferred Shares are convertible into publicly traded common stock (or their equivalent) of the applicable Successor Entity in a Fundamental Transaction in lieu of the shares of Common Stock (in which case from and after such date this clause (g) shall apply to such publicly traded common stock (or their equivalent) of the applicable Successor Entity in lieu of the Common Stock;
     (h) effect any Affiliate Transactions other than Permitted Affiliate Transactions;
     (i) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares; and
     (j) enter into any contract, agreement, or understanding with respect any of the foregoing.
          (12) Reports and Other Information.
     (a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall either file with the SEC, without cost to each Holder, the following information or comply with Section 12(b) with respect thereto:
     (i) within 90 days after the end of each fiscal year, annual financial information that would be required to be contained in a filing with the SEC on Form 10-K if the Company were required to file such a form, including (i) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) a report on the annual financial statements by the Company’s certified independent accountants; and

     (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year commencing with the first fiscal quarter after the Initial Issuance Date, all quarterly information that would be required to be contained in a filing with the SEC on Form 10-Q if the Company were required to file such a form, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
provided; however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company shall make available such information to securities analysts and prospective investors upon request, in addition to providing such information to the Holders.
The Company shall also furnish to Holders, securities analysts and prospective investors upon request the information required to be delivered pursuant Rule 144A(d)(4) under the Securities Act.
     (b) Notwithstanding the foregoing, the Company’s delivery obligations described in Section 12(a) shall be deemed to be satisfied by posting of the information and reports referred to in clauses (i) and (ii) of Section 12(a) above on the Company’s website or one maintained on its behalf for such purpose; provided, that the Company shall use reasonable efforts to inform Holders of the availability of such information and reports, which may be satisfied by, among other things, a press release on any national business press release wire.
          (13) Principal Market Restrictions.
     (a) The Company shall not, and shall cause each of its Subsidiaries and controlled Affiliates not to, take any action if the effect of such action would be, in the absence of Section 3(e)(iv), to cause the Conversion Price to be reduced below the Conversion Floor Price.
     (b) The Company shall not, and shall cause each of its Subsidiaries and controlled Affiliates not to, issue, purchase, repurchase or redeem any Common Stock or other Voting Stock or securities convertible or exercisable for or exchangeable into Common Stock or Voting Stock that in the absence of Section 14 would result in the Initial Holder of Preferred Shares (or any Group that includes such Initial Holder) having (x) upon conversion of all such Initial Holder’s (or any Group that includes such Initial Holder) Preferred Shares, beneficial ownership of in excess of the Maximum Percentage of the number of shares of Common Stock outstanding at such time immediately after giving effect to such conversion or (y) the right to exercise voting rights in the Company in excess of the Maximum Percentage of the voting rights in the Company outstanding at such time, assuming such exercise as being equivalent to conversion; provided, that the limitation in clause (x) shall not be applicable to the extent the Initial Holder has acquired Voting Stock or Common Stock after March 19, 2010 other than through the Preferred Shares or the Common Stock issued or issuable upon conversion thereof (e.g., as a result of adjustments pursuant to Section 3(e) or stock dividends in which the Initial Holder participates pursuant to Section 2 and similar actions with respect to the Common Stock) without the consent of the Company.
          (14) Limitations Relating to Beneficial Ownership. The Company shall not effect any conversion of Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that at such time after giving effect to such conversion, the beneficial owner of such shares (or any Group that includes such beneficial owner) would have acquired, after giving effect to such conversion of Preferred Shares, beneficial ownership of a number of shares of Common Stock that exceeds 19.99% (“Maximum Percentage”) of the number of shares of Common Stock outstanding at such time immediately after giving effect to such conversion. The Company shall not give effect to any voting rights of the Preferred Shares, and any Holder shall not have the right to exercise voting rights with respect to any Preferred Shares pursuant hereto, to the extent that at such time giving effect to such voting rights would result in such Holder (or any Group that includes such beneficial owner) being deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding at such time immediately after giving effect to such exercise, assuming such exercise as being equivalent to conversion. For purposes of the foregoing, the number of shares of Common Stock beneficially owned by a Person (or any Group that includes such Person) shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person (or any Group that includes such Person) and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by such Person (or any Group that includes such Person). Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For any reason at any time, upon the written request of any Holder, the Company shall within one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. The limitations set forth in this Section 14 (x) shall no longer apply if the Company shall have sought and obtained an affirmative vote of its stockholders in accordance with applicable law and the rules and regulations of the Principal Market to permit the conversion and voting of all of the Preferred Shares as set forth in this Certificate of Designations without regard to the limitations set forth in this Section 14 and (y) shall not apply in the case of any transaction in which immediately upon conversion the Preferred Shares a Holder transfers the Common Stock into which such Preferred Shares are converted to a another Person (other than a member of a Group that includes such Holder).
          (15) Liquidation. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Capital Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per

Preferred Share equal to the Liquidation Preference plus Accrued Dividends; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of the Common Stock and treating for the purpose thereof all of the Preferred Shares as having been converted into Common Stock pursuant to Section 3 (without regard to any limitations on conversion herein (including Section 14) or elsewhere), to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.
          (16) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing (with the purchase of at least a majority of the outstanding shares of the Company’s Common Stock automatically constituting an assumption in writing) all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 16 pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including (other than in the case of a Private Cash Acquisition) agreements to deliver to each Holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a liquidation preference and dividend rate equal to the liquidation preference and dividend rate of the Preferred Shares held by such Holder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Other than in the case of a Private Cash Acquisition, upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section 16 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on conversion of the Preferred Shares herein (including Section 14) or elsewhere. A “Private Cash Acquisition” shall mean a Fundamental Transaction of the type described in clauses (A), (C) or (D) (for the avoidance of doubt, so long as clause (y) below is satisfied) of the definition of “Fundamental Transaction” in the event that (x) the Company has complied in all respects with its obligations under Section 6 with respect to such transaction and shall have paid the Change of Control Redemption Price in full on or prior to the date of consummation of such Fundamental Transaction, (y) pursuant to such transaction 100% of the Common Stock of the Company is acquired in exchange for all-cash consideration by a third party that is not an Affiliate of the Company and (z) the applicable Successor Entity does not have any shares of publicly traded common stock (or their equivalent) into which the Preferred Shares would be convertible in lieu of the shares of Common Stock pursuant to this Section 16 after the consummation of such Fundamental Transaction.
          (17) Ranking. All shares of Common Stock and any other classes of Capital Stock or series of preferred stock established by the Company prior to or after the Effective Date shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon Liquidation Event. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may not be pari passu with, or junior to, any Capital Stock of the successor entity) and no merger shall result inconsistent therewith.
          (18) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s); provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.
          (19) Dispute Resolution. In the case of a dispute as to the Conversion Rate, the Closing Sale Price or Weighted Average Price, or any adjustment pursuant to Section 3(e), the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed or take all such other required actions with respect to such matters to the extent they are not disputed, and shall transmit an explanation of the disputed matters to the Holder via facsimile within five (5) Business Days of receipt of such Holder’s Conversion Notice or other applicable date of determination that a dispute exists. If such Holder and the Company are unable to agree upon the disputed matter within five (5) Business Days of such explanation being transmitted to the Holder, then the Company shall within two (2)

Business Days thereafter propose to the Holders via facsimile the investment bank or appraiser, if applicable, referred to in clauses (B) and (C) below, and cooperate with the Holders to promptly agree upon an investment bank or appraiser (or in each case if the Company’s proposal is not approved by the Required Holders, within two (2) further Business Days propose an alternative investment bank or appraiser). Within five (5) Business Days after (x) agreement with the Required Holders on the investment bank or appraiser, if applicable, or (y) the explanation referred to above being transmitted to the Holder the Company in the case of clause (A) below, submit via facsimile (A) a disputed calculation of the Conversion Rate to the Company’s independent, outside accountant or (B) a disputed Closing Sale Price or Weighted Average Price or adjustment pursuant to Section 3(e) to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (C) a disputed valuation in connection with a Valuation Event under Section 3(e)(i)(D) to an independent, reputable appraiser selected by the Company and approved by the Required Holders. The Company shall cause, at the Company’s expense, the accountant, investment bank or appraiser, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results as soon as practicable and in no event later than five (5) Business Days from the time it receives the disputed determinations or calculations (unless such accountant, investment bank or appraiser reasonably concludes that it cannot make such determinations in that time period, in which case such time period shall be extended to the extent mutually agreed between the Company and the Required Holders). Such investment bank’s, accountant’s or appraiser’s determination or calculation, as the case may be, shall be binding upon all parties absent error.
          (20) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
          (21) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the Initial Holder and shall not be construed against any person as the drafter hereof.
          (22) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
          (23) Notice. Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 14 of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Purchaser then substituting the words “holder of Securities” for the word “Purchaser”).
          (24) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.
          (25) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the applicable Eligible Market, the DGCL, this Certificate of Designations or otherwise with respect to the Preferred Shares may be effected by written consent of the Required Holders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the applicable Eligible Market and the DGCL. This provision is intended to comply with respect to the Preferred Shares with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.
          (26) Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within four (4) Business Days after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise, which disclosure shall be deemed to constitute notice to the Holders. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company shall so indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.
          (27) Further Assurances. Upon request of the Holders, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Certificate of Designation.
          (28) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

     (a) “Accrued Dividends” means the product of (x) the result of the following formula: (Dividend Rate)(N/365) and (y) the Liquidation Preference
     (b) “Affiliate” has the meaning set forth in the meaning set forth in Rule 405 under the Securities Act, provided that for purposes of this Certificate of Designations the Initial Holder shall be deemed not to be an Affiliate of the Company.
     (c) “Affiliate Transaction” means any of the following by the Company or any of its Subsidiaries: any payment to, or sale, lease, transfer or other disposition of any of its properties or assets to, or purchase of any property or assets from, or entering into or making or amending any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate.
     (d) “Applicable Price” has the meaning set forth in Section 3(e)(i).
     (e) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.
     (f) “Authorized Share Allocation” has the meaning set forth in Section 7(a).
     (g) “Authorized Share Failure” has the meaning set forth in Section 7(b).
     (h) “Black Scholes Value” means the value of an Option based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Dilutive Issuance and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for term of such Option, (ii) an expected volatility equal to the greater of one hundred percent (100%) and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Dilutive Issuance, (iii) the underlying price per share used in such calculation shall be the New Issuance Price, and (iv) a 365 day annualization factor.
     (i) “Bloomberg” means Bloomberg Financial Markets.
     (j) “Board” has the meaning set forth in the Preamble.
     (k) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

     (l) “Capital Stock” means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     (m) “Change of Control” means any Fundamental Transaction other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.
     (n) “Change of Control Notice” has the meaning set forth in Section 6.
     (o) “Change of Control Redemption Date” has the meaning set forth in Section 6.
     (p) “Change of Control Redemption Notice” has the meaning set forth in Section 6.
     (q) “Change of Control Redemption Price” has the meaning set forth in Section 6.
     (r) “Closing Sale Price” means, for any security as of any date, the last consolidated closing bid price, respectively, for such security on the Principal Market, as confirmed by the Principal Market, or, if the Principal Market begins to operate on an extended hours basis and does not designate the consolidated closing bid price then the last bid price of such security prior to 4:00:00 p.m., New York Time, as confirmed by the Principal Market, or, if the Principal Market is not the principal securities exchange or trading market for such security the last bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 3(d)(iii). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

     (s) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 3(e)(i)(A) and 3(e)(i)(B) hereof (regardless of whether the Options or Convertible Securities, as applicable, are actually exercisable at such time) but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.
     (t) “Company” has the meaning set forth in the Preamble.
     (u) “Company Optional Redemption” has the meaning set forth in Section 4(a).
     (v) “Company Optional Redemption Date” has the meaning set forth in Section 4(c).
     (w) “Company Optional Redemption Notice” has the meaning set forth in Section 4(c).
     (x) “Company Optional Redemption Notice Date” has the meaning set forth in Section 4(c).
     (y) “Common Stock” means any shares of any class of Capital Stock of the Company that has no preference with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company and that is not subject to redemption by the Company (other than pursuant to the Protective Redemption Provisions). Subject to the provisions of Section 16, however, shares issuable on conversion of the Preferred Shares shall include only shares of the class designated as common stock, par value $0.01 per share, as of the Effective Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company and that is not subject to redemption by the Company (other than pursuant to the Protective Redemption Provisions); provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
     (z) “Conversion Amount” means the sum of the Liquidation Preference plus the amount of Accrued Dividends.
     (aa) “Conversion Date” has the meaning set forth in Section 3(c)(i).
     (bb) “Conversion Floor Price” has the meaning set forth in Section 3(e)(iv).

     (cc) “Conversion Notice” has the meaning set forth in Section 3(c)(i).
     (dd) “Conversion Price” means $29.76, subject to adjustment as provided herein.
     (ee) “Conversion Rate” has the meaning set forth in Section 3(b).
     (ff) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.
     (gg) “DGCL” has the meaning set forth in the Preamble.
     (hh) “Dilutive Issuance” has the meaning set forth in Section 3(e)(i).
     (ii) “Dividends” has the meaning set forth in Section 1.
     (jj) “Dividend Date” has the meaning set forth in Section 1.
     (kk) “Dividend Period” has the meaning set forth in Section 1.
     (ll) “Dividend Rate” means five percent (5.0%) per annum; provided that from and after the date that any Person or Group, directly or indirectly, in one or more related transactions not constituting a Change of Control, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 50% or more in the aggregate ordinary voting power represented by the issued and outstanding Common Stock, the Dividend Rate shall be fifteen percent (15.0%) per annum.
     (mm) “DTC” has the meaning set forth in Section 3(c)(ii).
     (nn) “Effective Date” means March 4, 2010.
     (oo) “Eligible Market” means The New York Stock Exchange, Inc, NYSE AMEX Equities, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.
     (pp) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     (qq) “Equity Conditions” means that each of the following conditions is satisfied: (i) on each day during the period beginning thirty (30) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) the Registration Statement (as defined in the Registration Rights Agreement, the “Registration Statement”) filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights

Agreement and no Suspension (as defined in the Registration Rights Agreement) shall have occurred during the Equity Conditions Measuring Period or (y) all Common Stock issuable upon conversion of the Preferred Shares shall be eligible for sale by the holder thereof without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the Equity Conditions Measuring Period, any applicable Preferred Shares to be redeemed shall be convertible in full without regard to the restrictions set forth in Section 14 hereof and the rules or regulations of the Principal Market or any applicable Eligible Market; (iv) during the Equity Conditions Measuring Period, there shall not have occurred the public announcement of a pending, proposed or intended Fundamental Transaction or any proposed or intended transaction pursuant to which an Person or Group, directly or indirectly, shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 50% or more in the aggregate voting power represented by the issued and outstanding Common Stock, in either case which has not been abandoned, terminated or consummated and publicly announced as such no later than 5 Trading Days prior to the expiration of the Equity Conditions Measuring Period; and (v) approval of the Board or holders of Common Stock shall have occurred, if necessary.
     (rr) “Equity Conditions Failure” means that on any day during the period commencing ten (10) Trading Days prior to the applicable Company Optional Redemption Notice Date through the applicable Company Optional Redemption Date the Equity Conditions have not been satisfied (or waived in writing by the Holder).
     (ss) “Equity Conditions Measuring Period” has the meaning set forth in the definition of “Equity Conditions.”
     (tt) “Excluded Securities” means any Common Stock issued or issuable or deemed to be issued in accordance with Section 3(e) hereof by the Company: (A) in connection with any Approved Stock Plan; (B) upon conversion of the Preferred Shares; (C) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Effective Date, provided that such issuance of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Effective Date and such Options or Convertible Securities are not amended, modified or changed on or after the Effective Date; and (D) in connection with any subdivision, stock split, stock dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 3(e)(iii).
     (uu) “Fundamental Transaction” means that the Company shall (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) recommend (or shall not publicly recommend against) that holders of the Company’s outstanding Voting Stock tender their shares in any tender or exchange offer by another Person or Persons seeking to purchase by such offer more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of the Voting Stock of the Company held by the Person or Persons making or party to, or associated or Affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer) and such Person or Person acquires by such offer more than 50% of the outstanding shares of the Voting Stock of the Company, or (D) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Stock.
     (vv) “Group” has the meaning set forth in Section 13(d) of the Exchange Act.
     (ww) “Holder” has the meaning set forth in Section 1.
     (xx) “Initial Holder” means Cerberus Satellite LLC.
     (yy) “Initial Issuance Date” means the date of this Certificate of Designations, which is September 22, 2010.
     (zz) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.
     (aaa) “Liquidation Funds” has the meaning set forth in Section 15.
     (bbb) “Liquidation Preference” means an amount equal to the Stated Value of a Preferred Share plus all Dividends accrued and added to the Liquidation Preference of such Preferred Share pursuant to Section 1.

     (ccc) “Maximum Percentage” has the meaning set forth in Section 14.
     (ddd) “N” means the number of days from, but excluding (i) the last Dividend Date with respect to which dividends have been either paid in full by the Company in cash or added to the Liquidation Preference on the applicable Preferred Share, or (ii) the Initial Issuance Date if no Dividend Date has occurred.
     (eee) “New Issuance Price” has the meaning set forth in Section 3(e)(i).
     (fff) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.
     (ggg) “Other Taxes” has the meaning set forth in Section 3(d)(iii).
     (hhh) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
     (iii) “Pari Passu Shares” has the meaning set forth in Section 15.
     (jjj) “Permitted Affiliate Transaction” means any of the following Affiliate Transactions:
     (i) an Affiliate Transaction on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person on an arm’s-length basis;
     (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration equal to or less than $5.0 million, an Affiliate Transaction approved by a responsible officer of the Company;
     (iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million but less than $25.0 million, an Affiliate Transaction for which the Company’s Board of Directors adopts a resolution that such Affiliate Transaction complies with this covenant and which has been approved by a majority of the disinterested members, if any, of the Company’s Board of Directors;
     (iv) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration equal to or in excess of $25.0 million, an Affiliate Transaction in which the Company receives a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view from an independent financial advisor to the Company and delivers the same to each Holder;
     (v) transactions between or among the Company and/or any of its Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction, so long as such transactions are not otherwise prohibited by this Certificate of Designations;
     (vi) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary;
     (vii) payments made in respect of, or performance under, any agreement as in effect on the Effective Date or any amendment thereto (so long as any such amendment is not less advantageous to the Holders in any material respect than the original agreement as in effect on the Effective Date);
     (viii) transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, Capital Stock in, or controls, such Person;
     (ix) any employment agreements, stock option plans and other compensatory agreements entered into by the Company or any of its Subsidiaries and which, in each case, are either in the ordinary course of business or are approved by the Board of Directors of the Company in good faith; and
     (x) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company.
     (kkk) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.
     (lll)“Preferred Shares” has the meaning set forth in the Preamble.
     (mmm) “Principal Market” means The NASDAQ Global Market.
     (nnn) “Preferred Stock Certificates” has the meaning set forth in Section 3(c)(i).
     (ooo) “Preferred Stock Delivery Date” has the meaning set forth in Section 3(c)(ii).

     (ppp) “Private Cash Acquisition ” has the meaning set forth in Section 16.
     (qqq) “Protective Redemption Provisions” has the meaning set forth in Section 5.
     (rrr) “Redemption Price” has the meaning set forth in Section 4(b).
     (sss) “Registration Rights Agreement” means that certain registration rights agreement with respect to the Preferred Shares by and among the Company and the initial Holders of the Preferred Shares dated as of the Initial Issuance Date, as such agreement may be amended from time to time as provided in such agreement.
     (ttt) “Registration Statement” has the meaning set forth in the definition of “Equity Conditions”.
     (uuu) “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.
     (vvv) “Required Reserve Amount” has the meaning set forth in Section (7)(a).
     (www) “SEC” means the Securities and Exchange Commission.
     (xxx) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
     (yyy) “Securities Purchase Agreement” means that certain securities purchase agreement with respect to the Preferred Shares by and among the Company and the initial Holders, dated as of March 19, 2010, as such agreement further may be amended from time to time as provided in such agreement.
     (zzz) “Share Delivery Date” has the meaning set forth in Section 3(c)(ii).
     (aaaa) “Stated Value” means $1,000.
     (bbbb) “Subsidiary” means, with respect to any specified Person:
     (i) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
     (cccc) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.
     (dddd) “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).
     (eeee) “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Certificate of Designations.
     (ffff) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).
     (gggg) “Transfer Agent” has the meaning set forth in Section 3(c)(i).
     (hhhh) “Valuation Event” has the meaning set forth in Section 3(e)(i)(D).
     (iiii) “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     (jjjj) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the applicable Eligible Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 3(d)(iii) below with the term “Weighted Average Price” being substituted for the term “Closing Sale Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.
*   *   *   *   *

          IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by William L. Warren, its Senior Vice President, General Counsel and Secretary, as of the 22nd day of September, 2010.

GEOEYE, INC.

By:	/s/ William L. Warren
Name:	William L. Warren
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT I
GEOEYE, INC.
CONVERSION NOTICE
          Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of GeoEye, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of GeoEye, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

          Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

          Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT
     The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer and Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated ____, 2010 from the Company and acknowledged and agreed to by American Stock Transfer and Trust Company.

GEOEYE, INC.
By:
Name:
Title: